Free Writing Prospectus

(to the Preliminary Prospectus

Supplement dated August 19, 2026)

Filed Pursuant to Rule 433

Registration No. 333-298324

AVNET, INC.

PRICING TERM SHEET

August 19, 2026

$550,000,000 5.650% Senior Notes due 2031

Issuer:	Avnet, Inc.

Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB- / BBB-

Principal Amount:	$550,000,000

Trade Date:	August 19, 2026

Settlement Date**:	August 24, 2026 (T+3)

Maturity:	September 1, 2031

Coupon (Interest Rate):	5.650%

Yield to Maturity:	5.698%

Price to Public:	99.791% of the principal amount

Spread to Benchmark Treasury:	+132 basis points

Benchmark Treasury:	4.375% due July 31, 2031

Benchmark Treasury Price and Yield:	99-31+; 4.378%

Interest Payment Dates:	Semi-annually on September 1 and March 1 of each year, commencing on March 1, 2027

Make-Whole Call:	Make-whole call at any time prior to August 1, 2031 at the greater of (i) the sum of the present values of the remaining scheduled payments of principal and interest discounted at the treasury rate plus 20 basis points less interest accrued to, but excluding, the redemption date and (ii) 100% of the principal amount of the notes being redeemed, plus, in either case, accrued and unpaid interest to, but excluding, the redemption date.

Par Call:	At any time on or after August 1, 2031, we may redeem all or any part of the notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	053807BA0

ISIN Number:	US053807BA01

Joint Book-Running Managers:	BofA Securities, Inc.
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.

Passive Bookrunners	BNP Paribas Securities Corp.
Scotia Capital (USA) Inc.
Truist Securities, Inc.
Commerz Markets LLC
KeyBanc Capital Markets Inc.
Santander US Capital Markets LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers	Academy Securities, Inc.
Loop Capital Markets LLC
Bayerische Landesbank
Huntington Securities, Inc.
KBC Securities USA LLC
Oversea-Chinese Banking Corporation Limited
Standard Chartered Bank

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: It is expected that delivery of the notes will be made against payment therefor on or about August 24, 2026, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before the delivery of the notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BofA Securities, Inc., J.P. Morgan Securities LLC, or MUFG Securities Americas Inc. can arrange to send you the prospectus if you request it by calling or e-mailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com; J.P. Morgan Securities LLC at 1-212-834-4533 (collect); or MUFG Securities Americas Inc. at 1-877-649-6848.